Registration Statement No.333-264388
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated April 30, 2024 to the Prospectus dated May 26, 2022, the Prospectus Supplement dated May 26, 2022 and the Product Supplement dated September 22, 2022

US$585,000
Senior Medium-Term Notes, Series I
Market Linked Notes due May 04, 2026
Linked to the Russell 2000® Index

•	The notes are designed for investors who are seeking 100.00% positive return based on any appreciation in the level of the Russell 2000® Index (the “Reference Asset”), subject to the Maximum Redemption Amount (as defined below). Investors must be willing to accept that the payment at maturity will not exceed the Maximum Redemption Amount.
•	The Maximum Redemption Amount is $1,180.00 for each $1,000 in principal amount (a 18.00% return on the notes).
•	If the Final Level of the Reference Asset decreases from its Initial Level, investors will receive a cash amount at maturity that is equal to the principal amount.
•	Investing in the notes is not equivalent to a hypothetical direct investment in the Reference Asset.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The CUSIP number of the notes is 06376AAQ3.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Pricing Date:	April 30, 2024	Valuation Date:	April 29, 2026
Settlement Date:	May 03, 2024	Maturity Date:	May 04, 2026

	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
Per Note Total	100% $585,000.00	0.50% $2,925.00	99.50% $582,075.00

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” specified above reflect the aggregate amounts at the time Bank of Montreal established its hedge positions on or prior to the Pricing Date, which may have been variable and fluctuated depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may have foregone some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts was between $995.00 and $1,000 per $1,000 in principal amount. We or one of our affiliates will also pay a referral fee to certain dealers of up to 0.50% of the principal amount in connection with the distribution of the notes.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $967.98 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Asset:	The Russell 2000® Index (ticker symbol "RTY"). See "The Reference Asset" below for additional information.

Payment at Maturity:

If the Final Level of the Reference Asset is greater than its Initial Level and the Percentage Change of the Reference Asset multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Final Level of the Reference Asset is greater than its Initial Level and the Percentage Change of the Reference Asset multiplied by the Upside Leverage Factor is less than the Maximum Return, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Reference Asset x Upside Leverage Factor)]

If the Final Level of the Reference Asset is less than or equal to its Initial Level, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return.

Upside Leverage Factor:	100.00%

Maximum Return:	18.00%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,180.00 per $1,000 in principal amount of the notes.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Initial Level:[2]	1,973.906, which was the closing level of the Reference Asset on the Pricing Date.

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Pricing Date:	April 30, 2024

Settlement Date:	May 03, 2024

Valuation Date:[1]	April 29, 2026

Maturity Date:[1]	May 04, 2026

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See "General Terms of the Notes - Adjustments to a Reference Asset that is an Index" in the product supplement for additional information.

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Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes based on various hypothetical Final Levels (and the corresponding Percentage Change) of the Reference Asset, reflecting the 100.00% Upside Leverage Factor, and Maximum Return of 18.00%. Please see “Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes” below for more detailed examples.

Hypothetical Percentage Change of the Reference Asset	Participation in Percentage Change	Hypothetical Return of the Notes
23.00% 18.00%	100% Upside Exposure, subject to the Maximum Return	18.00% 18.00%
12.00% 6.00%	100% Upside Exposure	12.00% 6.00%
-10% -100%	No Upside Payment	0% 0%

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Additional Terms of the Notes

You should read this document together with the product supplement dated September 22, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated September 22, 2022:
https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm

Prospectus supplement dated May 26, 2022 and prospectus dated May 26, 2022:
https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the levels of the Reference Asset. — The return on your notes will not be greater than the Maximum Redemption Amount. This will be the case even if the Percentage Change of the Reference Asset multiplied by the Upside Leverage Factor exceeds the Maximum Return.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for interest payments and the payment you receive at maturity, if any, may be less than the principal amount of the notes. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Related to the Reference Asset

•	Owning the notes is not the same as a hypothetical direct investment in the Reference Asset or a security directly linked to the Reference Asset. — The return on your notes will not reflect the return you would realize if you made a hypothetical direct investment in the Reference Asset or the underlying securities of the Reference Asset or a security directly linked to the performance of the Reference Asset or the underlying securities of the Reference Asset and held that investment for a similar period. Your notes may trade quite differently from the Reference Asset. Changes in the level of the Reference Asset may not result in comparable changes in the market value of your notes. Even if the level of the Reference Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the level of the Reference Asset increases.
•	You will not have any shareholder rights and will have no right to receive any shares of any company included in the Reference Asset at maturity. — Investing in your notes will not make you a holder of any securities included in the Reference Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to such underlying securities.
•	We have no affiliation with the index sponsor and will not be responsible for the index sponsor's actions. — The sponsor of the Reference Asset is not our affiliate and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsor has no obligation of any sort with respect to the notes. Thus, the index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to the index sponsor.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Asset. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the levels of the Reference Asset or the prices of the securities included in the Reference Asset. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Asset or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Asset at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Asset from multiple sources, and you should not rely on the views expressed by our affiliates. Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Relating to the Russell 2000® Index

•	An investment in the notes is subject to risks associated in investing in stocks with a small market capitalization. — The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of securities included in the Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Asset and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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•	Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.
•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Asset, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of securities included in the Reference Asset, futures or options relating to the Reference Asset or securities included in the Reference Asset or other derivative instruments with returns linked or related to changes in the performance on the Reference Asset or securities included in the Reference Asset. We or our affiliates may also trade in the securities included in the Reference Asset or instruments related to the Reference Asset or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.
•	Many economic and market factors will influence the value of the notes. — In addition to the level of the Reference Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.
•	U.S. taxpayers will be required to pay taxes on the notes each year. — The notes will likely be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a United States holder (as defined in the accompanying prospectus), you generally will be required to pay taxes on ordinary income over the term of the notes based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize on the sale or maturity of the notes will be ordinary income. Any loss you may recognize upon the sale of the notes will generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the notes and thereafter will be capital loss.

Please read carefully the section entitled "U.S. Federal Tax Information" in this pricing supplement, the section entitled "Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, the Maximum Return of 18.00%, the Maximum Redemption Amount of $1,180.00, and a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Reference Asset. You may lose some or all of the principal amount at maturity.

Hypothetical Final Level	Hypothetical Final Level Expressed as a Percentage of the Initial Level	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	200.00%	$1,180.00	18.00%
180.00	180.00%	$1,180.00	18.00%
160.00	160.00%	$1,180.00	18.00%
140.00	140.00%	$1,180.00	18.00%
120.00	120.00%	$1,180.00	18.00%
118.00	118.00%	$1,180.00	18.00%
110.00	110.00%	$1,100.00	10.00%
105.00	105.00%	$1,050.00	5.00%
100.00	100.00%	$1,000.00	0.00%
95.00	95.00%	$1,000.00	0.00%
90.00	90.00%	$1,000.00	0.00%
85.00	85.00%	$1,000.00	0.00%
80.00	80.00%	$1,000.00	0.00%
75.00	75.00%	$1,000.00	0.00%
0.00	0.00%	$1,000.00	0.00%

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 90.00, representing a Percentage Change of –10.00%. Because the Percentage Change of the Reference Asset is negative, the investor receives a payment at maturity of $1,000.00 per $1,000 in principal amount of the notes.

Example 2: The level of the Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 110.00, representing a Percentage Change of 10.00%. Because the hypothetical Final Level of the Reference Asset is greater than its hypothetical Initial Level and the Percentage Change multiplied by the Upside Leverage Factor does not exceed the Maximum Return, the investor receives a payment at maturity of $1,100.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + $1,000 x (10.00% x 100.00%) = $1,100.00

Example 3: The level of the Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 120.00, representing a Percentage Change of 20.00%. Because the hypothetical Final Level of the Reference Asset is greater than its hypothetical Initial Level, and the Percentage Change multiplied by the Upside Leverage Factor exceeds the Maximum Return, the investor receives a payment at maturity of $1,180.00 per $1,000 in principal amount of the notes (the Maximum Redemption Amount). The return on the notes in this example is less than the Percentage Change of the Reference Asset.

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U.S. Federal Tax Information

We intend to treat the notes, and in the opinion of our counsel, Mayer Brown LLP, the notes should be treated, as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Please see the discussion in the product supplement dated September 22, 2022 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Indebtedness—Where the Term of the Notes Exceeds One Year,” which applies to the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. We or one of our affiliates will also pay a referral fee to certain dealers of up to 0.50% of the principal amount in connection with the distribution of the notes.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

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Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. The notes may not be distributed to retail investors in Switzerland. This pricing supplement shall not be dispatched, copied to or otherwise made available to any person in Switzerland, and the notes may not be offered for sale to any person in Switzerland, except in accordance with Swiss law.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this pricing supplement or any other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any sales or resales of the notes may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. By accepting this pricing supplement or by purchasing the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados
•	Bermuda

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

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The Reference Asset

All disclosures contained in this pricing supplement regarding the Reference Asset, including, without limitation, their make-up, method of calculation, and changes in their components and their historical closing levels, have been derived from publicly available information prepared by the applicable sponsor. The information reflects the policies of, and is subject to change by, the sponsor. The sponsor owns the copyrights and all rights to the Reference Asset. The sponsor is under no obligation to continue to publish, and may discontinue publication of, the Reference Asset. Neither we nor BMO Capital Markets Corp. accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor. We encourage you to review recent levels of the Reference Asset prior to making an investment decision with respect to the notes.

The Russell 2000® Index (“RTY”)

The Russell 2000® Index was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. FTSE Russell calculates and publishes the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index is a subset of the Russell 3000® Index representing approximately 10% of the total market capitalization of that index. It includes approximately 2,000 of the smallest securities based on a combination of their market cap and current index membership. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies. The Russell 2000® Index is determined, comprised, and calculated by FTSE Russell without regard to the notes.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to its primary asset location. If there is insufficient information to determine located company’s primary location of assets, FTSE Russell will use the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses an average of two years of assets or revenues data for analysis to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country in which its headquarters are located unless the country is a Benefit Driven Incorporation (BDI) country. If the country in which its headquarters are located is a BDI, the company is assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N-Shares” of companies controlled by entities in mainland China are not eligible for inclusion in the Russell 2000® Index.

All securities eligible for inclusion in the Russell 2000® Index must trade on an eligible U.S. exchange. Stocks must have a closing price at or above $1.00 (on its primary exchange) on rank day in May of each year (timetable is announced each spring) to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on rank day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to the rank date is equal to or greater than $1.00. FTSE Russell adds initial public offerings (IPOs) each quarter to ensure that new additions to the institutional investing opportunity set are reflected in representative indexes. A stock added during the quarterly IPO process is considered a new index addition, and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the eligibility period in order to qualify for index inclusion. If an existing index member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

Royalty trusts, U.S. limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies, are not eligible for inclusion), blank check companies, special-purpose acquisition companies (SPACs), Exchange Traded Funds (ETFs), mutual funds and limited partnerships are ineligible for inclusion. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, depositary receipts, installment receipts and trust receipts are not eligible for inclusion in the Russell 2000® Index.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. On the rank day in May of each year, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other FTSE Russell indexes are determined from that set of securities. If there are not 4, 000 eligible securities in the U.S. market, the entire eligible set is include. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

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License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. FTSE Russell's publication of the Russell 2000® Index in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. FTSE Russell's only relationship to the Issuer is the licensing of certain trademarks and trade names of FTSE Russell and of the Russell 2000® Index which is determined, composed and calculated by FTSE Russell without regard to the Issuer or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED HEREIN WITHOUT LIMITING ANY OF THE FOREGOING. IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated May 26, 2022, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on May 26, 2022.

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